Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
MARCH 14, 2006	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END 2005 RESULTS

EPHRATA, PENNSYLVANIA (March 14, 2006) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the fourth quarter and year ended December 31, 2005.

For the fourth quarter of 2005 the company reported total operating revenue of $45.1 million, as compared to $44.7 million in the fourth quarter of 2004. Net income for the fourth quarter was $7.1 million, or $0.49 per share, as compared to a net loss of $2.4 million, or ($0.17) per share, for the same period last year. Included in the fourth quarter 2005 results was income of $6.4 million ($6.0 million, or $0.42 per common share, after tax) from the sale of the company’s direct and indirect investment in Pilicka Telefonia Sp. z o.o. (“Pilicka”) on December 19, 2005. Results for the fourth quarter 2004 included a loss of $2.1 million ($2.1 million, or ($0.14) per common share, after tax) for our share of an impairment of assets at Pilicka and an impairment of our investment in EuroTel.

Total operating revenue for the full year 2005 was $176.2 million, as compared to $176.3 million for the previous year. Net income for the year was $13.7 million, or $0.96 per share, as compared to a net loss of $2.7 million, or ($0.18) per share, for 2004. Results for 2005 include income of $6.4 million ($6.0 million, or $0.42 per common share, after tax) from the sale of the company’s direct and indirect investment in Pilicka, a gain on investment of $2.0 million ($1.3 million, or $0.09 per common share, after tax) from the sale of our interest in PenTeleData and other income of $2.1 million ($1.2 million, or $0.08 per common share, after tax) from interest and principal payments collected on the note received from the sale of assets of Conestoga Wireless. Included in the 2004 results is a loss of $5.3 million ($3.6 million, or ($0.24) per common share, after tax) on early extinguishment of debt related to the company’s refinancing of its debt in March and November 2004, a loss of $2.1 million ($2.1 million, or ($0.14) per common share after tax) for our share of an impairment of assets at Pilicka and an impairment of our investment in EuroTel, and other income of $0.8 million ($0.5 million, or $0.03 per common share, after tax) from interest and principal payments collected on the note received from the sale of assets of Conestoga Wireless. Net income before these items was $5.2 million, or $0.37 per share, for the year ended December 31, 2005, compared to $2.5 million, or $0.17 per share, for the year ended December 31, 2004.

“This has been a very good year for D&E Communications,” said D&E President and CEO, James Morozzi. “We are confident that we have taken the right steps toward changing our business model to enable us to continue to make strides and refine ways to move the company forward. We have intensified our focus on broadband deployment, in both the RLEC and CLEC business, and in managing our overall costs. We strongly believe that delivering the broadband connection to the customers’ homes and businesses is a key element to our future success. In 2005, we had exceptional success in broadband growth with an 80% increase over 2004. Overall, the RLEC segment has performed as expected, and we continue to be alert to the competition in that segment. Broadband and CLEC growth, particularly on-net CLEC customer growth, has and will continue to enable us to move forward in a positive direction. In our Systems Integration segment we’ve put more focus on professional and managed services which provide recurring revenues and on cutting costs in that segment.”

Summary Statistics

	December 31, 2005	December 31, 2004	Change	% Change
RLEC lines	134,698	139,607	(4,909)	(3.5%)
CLEC lines	40,796	38,461	2,335	6.1%
DSL Subscribers	19,795	11,015	8,780	79.7%
Dial-up Internet subscribers	7,959	11,535	(3,576)	(31.0%)
Video subscribers	6,630	5,498	1,132	20.6%
Web-hosting customers	952	909	43	4.7%

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

Fourth quarter 2005 revenues from the RLEC segment were $28.4 million, as compared to $28.0 million for fourth quarter 2004. The increase was due in large part to an increase in NECA settlement revenues, offset by a decrease in special access circuit revenue. Full-year 2005 revenue for the RLEC segment was approximately $110 million, as compared to $111 million for 2004. The decrease was due mainly to reductions in special access circuit revenue, offset by increases in NECA settlement revenue.

RLEC operating expenses for the fourth quarter were $19.0 million, compared to $20.1 million during the same period last year, with the reduction caused primarily by decreases of $0.4 million in depreciation expense and $0.4 million of corporate overhead expenses. RLEC operating expenses for the year decreased $3.9 million, or 4.7%, to $78.0 million in 2005 due in large part to decreases in depreciation expense of $1.3 million, contracted billing services of $1.0 million and corporate overhead expenses of $1.2 million. Operating income for the quarter was $9.4 million, up from $8.0 million in fourth quarter 2004. As a result of the decreased expenses described above, operating income for 2005 increased $3.4 million, or 11.6%, to $32.5 million.

Competitive Local Exchange Carrier (CLEC)

For the fourth quarter of 2005, CLEC segment revenues were $10.5 million, compared to $9.6 million for the same period of 2004. This increase was due to increased special access circuit revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to rate reductions and fewer minutes of use. CLEC segment revenues for 2005 increased $3.2 million, or 8.5%, to $40.8 million. The increase was primarily related to the addition of access lines for new customers and growth in special access circuits partially offset by a $1.4 million decrease in long distance revenues due to rate reductions and decreased minutes of use.

CLEC operating expenses for the fourth quarter of 2005 were $10.9 million, up from $9.8 million for the same period last year. This increase was due primarily to an increase in cost of leased facilities to provide services to our additional customers. Full year 2005 CLEC segment operating expenses increased $2.0 million, or 5.0%, to $42.3 million, with the increase primarily due to the same factors cited above for the fourth quarter.

For the fourth quarter of 2005 operating losses were $0.3 million compared to an operating loss of $0.2 million in the fourth quarter 2004. For the year the CLEC segment reported a smaller operating loss of $1.5 million, down 43.9% from an operating loss of $2.7 million during 2004.

Internet Services Segment

Internet services revenues for the fourth quarter of 2005 were $3.5 million, as compared to $2.7 million in the fourth quarter of 2004, due to increased DSL revenues. For the year, the company’s internet services segment revenues increased 25.9%, to $13.0 million, in 2005, as compared to $10.4 million for 2004, primarily due to the factors cited above for the fourth quarter.

Operating expenses for the fourth quarter of 2005 were $3.4 million, as compared to $2.6 million for the same period of 2004, due to an increase in labor and benefits and an increase in the costs of providing additional broadband capacity. Operating expenses for the year were $13.7 million, as compared to $10 million in 2004, also due to the factors cited above for the fourth quarter of 2005.

For the fourth quarter, Internet Services had operating income of $0.04 million, compared to $0.13 million during the same period in 2004. For the year, the operating loss was $0.6 million, compared to operating income of $0.3 million in 2004.

Systems Integration

System integration revenues for the quarter were $4.6 million, as compared to $6.2 million for the same period last year. This decrease was due mainly to the expiration of a large government services contract as of June 30, 2005. For the year, systems integration segment revenue was $20.3 million, compared to $24.8 million in 2004. The decrease was primarily due to the expiration of a government services contract and reduction in equipment sales.

Fourth quarter 2005 operating expenses were $6.1 million, compared to $7.4 million in the previous year. The decrease was due primarily to lower labor and subcontractor costs. For the year, operating expenses were $26.1 million, compared to $29.4 million in the previous year. Decreased labor and subcontractor costs and cost of equipment sales were the primary reasons for the lower operating expenses.

Systems integration operating losses for the quarter ended December 31, 2005 were $1.5 million, as compared to $1.2 million in the fourth quarter of 2004. Operating losses for the year increased $1.2 million, to $5.8 million, as compared to $4.6 million in 2004.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31,
	2005	2004	2005	2004
OPERATING REVENUES
Communication service revenues	$41,517	$40,558	$161,659	$160,820
Communication products sold	2,886	3,445	11,652	12,656
Other	675	676	2,936	2,795

Total operating revenues	45,078	44,679	176,247	176,271

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	16,380	16,165	65,922	65,049
Cost of communication products sold	2,067	2,728	8,692	10,100
Depreciation and amortization	9,550	9,776	38,745	39,119
Marketing and customer services	4,152	3,984	15,487	15,977
General and administrative services	5,709	5,744	24,742	25,079

Total operating expenses	37,858	38,397	153,588	155,324

Operating income	7,220	6,282	22,659	20,947
OTHER INCOME (EXPENSE)
Equity in net income (losses) of affiliates	1,142	(1,746)	1,000	(3,172)
Interest expense	(3,741)	(3,441)	(14,177)	(14,389)
Gain (loss) on investments	4,852	(1,057)	6,895	(1,057)
Loss on early extinguishment of debt	—	(411)	—	(5,252)
Other, net	747	339	3,205	1,679

Total other income (expense)	3,000	(6,316)	(3,077)	(22,191)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	10,220	(34)	19,582	(1,244)
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	3,140	2,386	5,806	1,430
Dividends on utility preferred stock	16	16	65	65

Total income taxes and dividends on utility preferred stock	3,156	2,402	5,871	1,495

NET INCOME (LOSS)	$7,064	$(2,436)	$13,711	$(2,739)

Weighted average common shares outstanding (basic)	14,332	14,257	14,304	15,057
Weighted average common shares outstanding (diluted)	14,371	14,257	14,330	15,057
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.49	$(0.17)	$0.96	$(0.18)

Dividends per common share	$0.12	$0.12	$0.50	$0.50

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,325	$8,517
Accounts receivable, net of reserves of $748 and $1,024	16,864	16,495
Accounts receivable – affiliated company	351	75
Inventories, lower of cost or market, at average cost	3,645	3,523
Prepaid expenses	8,194	8,466
Other	1,243	2,465

TOTAL CURRENT ASSETS	40,622	39,541

INVESTMENTS
Investments in and advances to affiliated companies	—	52

PROPERTY, PLANT AND EQUIPMENT
In service	364,638	335,883
Under construction	7,334	8,768

	371,972	344,651
Less accumulated depreciation	192,259	162,078

	179,713	182,573

OTHER ASSETS
Goodwill	145,448	149,032
Intangible assets, net of accumulated amortization	161,572	167,396
Other	8,317	8,191

	315,337	324,619

TOTAL ASSETS	$535,672	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,000	$10,000
Accounts payable and accrued liabilities	18,962	18,701
Accrued taxes	2,890	1,819
Accrued interest and dividends	1,791	1,683
Advance billings, customer deposits and other	11,087	11,585

TOTAL CURRENT LIABILITIES	44,730	43,788

LONG-TERM DEBT	205,500	218,500

OTHER LIABILITIES
Equity in net losses of affiliates in excess of investments and advances	196	—
Deferred income taxes	79,063	86,402
Other	20,391	20,530

	99,650	106,932

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares: 100,000 at December 31, 2005 and 2004 Outstanding shares: 14,345 at December 31,2005 and 14,268 at December 31, 2004	2,554	2,542
Additional paid-in capital	160,924	160,255
Accumulated other comprehensive income (loss)	(5,598)	(6,574)
Retained earnings	45,083	38,513
Treasury stock at cost, 1,640 shares at December 31, 2005 and 2004	(18,617)	(18,617)

	184,346	176,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$535,672	$546,785